Agreement and Plan of Reorganization and Liquidation

AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION (“Agreement”) is made as of the 1st day of June, 1999 by and between Nuveen Premium Income Municipal Fund 4, Inc. (the “Acquiring Fund”), a Minnesota corporation, and Nuveen Washington Premium Income Municipal Fund, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”). Each of the Funds maintains its principal place of business at 333 West Wacker Drive, Chicago, Illinois 60606.

This Agreement is intended to be, and is adopted as, a plan of reorganization (the “Reorganization”) pursuant to Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Reorganization will consist of (a) the acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Fund in exchange solely for common shares, par value $01 per share, of the Acquiring Fund (“Acquiring Fund Common Shares”), shares of Municipal Auction Rate Cumulative Preferred Shares, par value $.01 per share (“Muni Preferred®”), of the Acquiring Fund (“Acquiring Fund MuniPreferred” and, collectively with the Acquiring Fund Common Shares, “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of substantially all of the liabilities of the Acquired Fund, and (b) the pro rata distribution, after the Closing Date hereinafter referred to, of such Acquiring Fund Shares to the shareholders of the Acquired Fund in liquidation of the Acquired Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement.

In consideration of the premises and of the covenants and agreements set forth herein, the parties covenant and agree as follows:

1.	Transfer of Assets of the Acquired Fund in Exchange for Shares of the Acquiring Fund and Assumption of Liabilities, if Any; Liquidation of the Acquired Fund.

1.1           Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Acquired Fund agrees to sell, assign, transfer and deliver, as of the close of business on the Closing Date (the “Effective Time”), substantially all of its assets as set forth in paragraph 1.2 to the Acquiring Fund, free and clear of all liens and encumbrances, except as otherwise provided herein, and in exchange therefor the Acquiring Fund agrees (a) to assume substantially all of the liabilities, if any, of the Acquired Fund, as set forth in paragraph 1.3 and (b) to issue and deliver to the Acquired Fund, for distribution in accordance with paragraph 1.5 to the Acquired Fund’s shareholders, (i) the number of Acquiring Fund Common Shares having an aggregate net asset value equal to the value of the assets, less the liabilities, of the Acquired Fund so transferred, assigned and delivered, all determined in the manner and as of the date and time provided in paragraph 2, and (ii) 680 shares of Acquiring Fund MuniPreferred, Series TH or Series TH2. If shareholders of the Acquiring Fund approve an amendment to its charter authorizing additional shares of its MuniPreferred, Series TH, the Acquiring Fund will issue and deliver shares of its MuniPreferred, Series TH in connection with the Reorganization. If such an amendment is not approved, the Acquiring Fund will issue and deliver shares of MuniPreferred, Series TH2 in connection with the Reorganization. The preferences, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Acquiring Fund MuniPreferred, Series TH or Series TH2, shall be identical in all material respects to those of the existing series of Acquiring Fund MuniPreferred. Dividends on shares of Acquired Fund MuniPreferred, Series TH, shall accumulate to and including the Closing Date and then cease to accumulate, and dividends on shares of Acquiring Fund MuniPreferred, Series TH or Series TH2, issued pursuant to the Reorganization shall accumulate in respect of their “Initial Rate Period” from and including the day after the Closing Date at the same rate borne on the Closing Date by the shares of Acquiring Fund or Acquired Fund MuniPreferred, Series TH, respectively. The “Subsequent Rate Periods,” “Dividend Payment Dates” in respect of such “Subsequent Rate Periods” and initial and subsequent “Auctions” for the shares of Acquiring Fund MuniPreferred, Series TH or Series TH2, issued pursuant to this paragraph 1.1 shall be fixed to be identical to the dividend and auction provisions applicable to the outstanding shares of Acquiring Fund or Acquired Fund MuniPreferred, Series TH, as of immediately prior to the Effective Time. The “Initial Rate Period” and “Dividend Payment Rate” in respect of such Initial Rate Period, for shares of Acquiring Fund MuniPreferred, Series TH or Series TH2, issued pursuant to the Reorganization, shall be as set forth in the Joint Proxy Statement-Prospectus, as hereinafter defined. Such transactions shall take place at the closing provided for in paragraph 3.1 (the “Closing”).

1.2           Except as otherwise provided herein, as of the Effective Time, the Acquiring Fund shall acquire the assets of the Acquired Fund (consisting without limitation of all cash, cash equivalents, municipal obligations and other portfolio securities, receivables (including interest and dividends receivable) and any deferred or prepaid expenses shown as assets) as set forth in the respective Statement of Net Assets referred to in paragraph 7.3 as of the Closing Date. Notwithstanding the foregoing, the assets to be acquired will not include cash in the amount necessary to pay expenses of the Acquired Fund in connection with the transactions contemplated by this Agreement, to pay the dividends and/or other distributions contemplated by paragraph 1.4. The Acquired Fund has no plan or intent to sell or otherwise dispose of any of its assets, other than in the ordinary course of business.

1.3           Except as otherwise provided herein, as of the Effective Time, the Acquiring Fund will assume from the Acquired Fund all debts, liabilities, obligations and duties of the Acquired Fund of whatever kind or nature, whether absolute, accrued, contingent or otherwise, arising in the ordinary course of business, whether or not determinable as of the Effective Time and whether or not specifically referred to in this Agreement. Notwithstanding the foregoing, the Acquiring Fund will not assume the Acquired Fund’s obligation to pay certain expenses incurred by the Acquired Fund in connection with the transactions contemplated by this Agreement or assume the Acquired Fund’s obligation to pay the dividends and/or other distributions contemplated by paragraph 1.4; and further provided that the Acquired Fund agrees to utilize its best efforts to discharge all of its known debts, liabilities, obligations and duties (other than pursuant to paragraph 1.4) prior to the Effective Time.

1.4           At or prior to the Effective Time, the Acquired Fund (a) will declare all accumulated but unpaid dividends on the shares of Acquired Fund MuniPreferred, Series TH, up to and including the day on which the Effective Time occurs, such dividends to be paid to the holders thereof on the Dividend Payment Date in respect of the Initial Rate Period of shares of Acquiring Fund

MuniPreferred, Series TH or Series TH2, for which such 680 shares of Acquired Fund MuniPreferred, Series TH, were exchanged, and (b) will declare a dividend and/or other distribution to be paid within 30 days after the Closing Date to its shareholders of record so that, upon such payment, it will have distributed all of its investment company taxable income (computed without regard to any deduction for dividends paid), net tax-exempt income and realized net capital gains, if any, through and including the Closing Date.

1.5           On a date as soon after the Closing Date as is conveniently practicable (the “Liquidation Date”), the Acquired Fund will liquidate and distribute (a) pro rata to its common shareholders of record, determined as of the Effective Time, the Acquiring Fund Common Shares received by the Acquired Fund pursuant to paragraph 1.1 (together with any dividends declared with respect thereto to holders of record as of a time after the Effective Time and prior to the Liquidation Date (“Interim Dividends”)), in exchange for common shares of the Acquired Fund held by the common shareholders of such Fund and (b) to its preferred shareholders of record, determined as of the Effective Time, one share of Acquiring Fund MuniPreferred, Series TH or Series TH2 (together with any Interim Dividends), in exchange for each share of Acquired Fund MuniPreferred, Series TH, held by the preferred shareholders of the Acquired Fund. Such liquidation and distribution will be accomplished by opening accounts on the books of the Acquiring Fund in the names of the shareholders of the Acquired Fund and transferring to each account (x) in the case of a common shareholder, such shareholder’s pro rata share of the Acquiring Fund Common Shares received by the Acquired Fund (rounded down to the nearest whole Share) and (y) in the case of a preferred shareholder, a number of the shares of Acquiring Fund MuniPreferred, Series TH or Series TH2, received by the Acquired Fund equal to the number of shares of Acquired Fund MuniPreferred, Series TH, held by such shareholder, and by paying to the shareholders of the Acquired Fund any Interim Dividends on such transferred shares.

1.6           After the Liquidation Date, each holder of an outstanding certificate or certificates representing shares of the Acquired Fund will be entitled to receive, upon surrender of his or her certificates, a certificate or certificates representing the number of Acquiring Fund Common Shares and/or shares of Acquiring Fund MuniPreferred, Series TH or Series TH2, and a check for cash in lieu of any fractional Acquiring Fund Common Share as provided by paragraph 1.7, distributable with respect to the shares of the Acquired Fund that are surrendered. No dividends or other distributions payable to the holders of record of the Acquiring Fund Shares as of a date on or after the Liquidation Date are required to be paid to any shareholder holding certificates representing shares of the Acquired Fund (“Acquired Fund Share Certificates”) as of the Closing Date until the Acquiring Fund is notified by the Acquired Fund’s transfer agent that such shareholder has surrendered his or her outstanding Acquired Fund Share Certificates or, in the event of lost, stolen or destroyed Acquired Fund Share Certificates, posted adequate bond or submitted an affidavit of lost certificate, or both. The Acquired Fund will, at its expense, request its shareholders to surrender their outstanding Acquired Fund Share Certificates, post adequate bond and/or submit an affidavit of lost certificate, as the case may be. Upon the surrender of Acquired Fund Share Certificates (or, if applicable, after the posting of a bond and/or submission of an affidavit of lost certificate), there shall be paid to the shareholder in whose name the Acquiring Fund Shares shall be registered all dividends or other distributions that shall have become payable with respect to such Acquiring Fund

Shares between the Liquidation Date and the time of such surrender. In no event shall the shareholder entitled to receive such dividends and distributions be entitled to receive interest thereon.

1.7           No certificates or scrip representing fractional Acquiring Fund Common Shares shall be distributed to the Acquired Fund shareholders upon the surrender for exchange of Acquired Fund Share Certificates. In lieu of distributing any such fractional Acquiring Fund Common Shares directly to the Acquired Fund shareholders, the Acquired Fund shall distribute such interests to the Acquired Fund’s transfer agent, as representative of the shareholders who would otherwise be entitled to receive such fractional shares, and the Acquired Fund’s transfer agent shall, on behalf of such shareholders, on or before the tenth business day following the Liquidation Date, aggregate all such fractional Acquiring Fund Common Shares and sell the resulting whole Acquiring Fund Common Shares on the New York Stock Exchange (the “NYSE) for the accounts of such holders, and each such holder shall be entitled to receive his or her respective pro rata share of the net proceeds of such sale upon surrender of his or her Acquired Fund Share Certificates in accordance with paragraph 1.6.

1.8           Any transfer taxes payable upon issuance of Acquiring Fund Shares in a name other than the registered holder of the Acquired Fund shares surrendered in exchange therefor on the books of the Acquired Fund as of that time shall be paid by the person to whom such Acquiring Fund Shares are to be issued as a condition to the registration of such transfer.

1.9           Any reporting responsibility of the Acquired Fund with the Securities and Exchange Commission (the “SEC”), the NYSE, or any state securities commission is and shall remain the responsibility of the Acquired Fund up to and including the Liquidation Date.

1.10           All books and records of the Acquired Fund, including all books and records required to be maintained under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations thereunder, shall be available to the Acquiring Fund from and after the Closing Date and shall be turned over to the Acquiring Fund on or prior to the Liquidation Date.

1.11           The Acquired Fund will apply to terminate its registration under the Investment Company Act promptly following the Liquidation Date and thereafter shall be dissolved.

2.           Valuation

2.1           The value of the Acquired Fund’s assets and liabilities to be acquired and assumed, respectively, by the Acquiring Fund shall be computed as of the Effective Time, using the valuation procedures set forth in the Funds’ Joint Proxy Statement — Prospectus (the “Joint Proxy Statement — Prospectus”) to be used in connection with the Reorganization. The value of the Acquired Fund’s net assets shall be calculated net of the liquidation preference (including accumulated and unpaid dividends) of all outstanding shares of Acquired Fund MuniPreferred.

2.2           The net asset value of an Acquiring Fund Common Share shall be computed as of the Effective Time by dividing the value of the Acquiring Fund’s total assets, less liabilities and less the liquidation preference (including accumulated and unpaid dividends) of all outstanding shares of Acquiring Fund MuniPreferred, by the number of Acquiring Fund Common Shares outstanding (excluding shares issuable pursuant to the Reorganization), using the valuation procedures set forth in the Joint Proxy Statement — Prospectus.

2.3           The number of Acquiring Fund Common Shares to be issued in exchange for the Acquired Fund’s net assets shall be calculated by dividing the net asset value of the Acquired Fund (determined in accordance with paragraph 2.1) by the net asset value of an Acquiring Fund Common Share (determined in accordance with paragraph 2.2).

2.4           All computations of net asset value shall be made by or under the direction of The Chase Manhattan Bank, N.A. (“Chase”) in accordance with its regular practice as custodian of the Funds.

3.           Closing and Closing Date

3.1           The Closing Date shall be August 12,1999 or such later date as the parties may agree in writing, provided that the Closing Date shall be a date on which an “Auction” would ordinarily occur with respect to shares of the Acquired Fund, MuniPreferred Series TH if shares of MuniPreferred Series TH are issued in connection with the Reorganization. If shares of MuniPreferred Series TH2 are issued in connection with the Reorganization, the Closing Date shall be August 12, 1999 or such later date as the parties may agree in writing, provided that the Closing Date shall not be a date on which an “Auction” would ordinarily occur with respect to shares of Acquired Fund’s MuniPreferred, Series TH. All acts taking place at the Closing shall be deemed to take place simultaneously as of the Effective Time unless otherwise provided. The Closing shall be at the office of the Acquiring Fund or at such other place as the parties may agree.

3.2           Chase as custodian for the Acquired Fund, shall deliver to the Acquiring Fund at the Closing a certificate of an authorized officer stating that (a) the Acquired Fund’s portfolio securities, cash and any other assets have been transferred in proper form to the Acquiring Fund on the Closing Date and (b) all necessary taxes, if any, have been paid, or provision for payment has been made, in conjunction with the delivery of portfolio securities.

3.3           In the event that on the proposed Closing Date (a) the NYSE or AMEX is closed to trading or trading thereon is restricted or (b) trading or the reporting of trading on the NYSE or AMEX or elsewhere is disrupted so that accurate appraisal of the value of the net assets of the Acquired Fund or of the net asset value per Acquiring Fund Common Share is impracticable, the Closing Date shall be postponed until the first business day after the date when such trading shall have been fully resumed and such reporting shall have been restored, provided that if shares of Acquiring Fund MuniPreferred Series TH are issued in connection with the Reorganization, that such day is a Thursday on which an Auction would ordinarily occur with respect to shares of the Acquired Fund MuniPreferred, Series TH and provided that if shares of Acquired Fund’s MuniPreferred, Series TH2 are issued in connection with the Reorganization such day is not a day on which an Auction would ordinarily occur with respect to shares of the Acquired Fund’s MuniPreferred, Series TH.

3.4           The Acquired Fund shall deliver to the Acquiring Fund on or prior to the Liquidation Date a list of the names and addresses of its shareholders and the number of outstanding shares of the Acquired Fund owned by each such shareholder (the “Shareholder Lists”), all as of the Effective Time, certified by the Secretary or Assistant Secretary of the Acquired Fund. The Acquiring Fund shall issue and deliver to the Acquired Fund at the Closing a confirmation or other evidence satisfactory to the Acquired Fund that Acquiring Fund Shares have been or will be credited to the Acquired Fund’s account on the books of the Acquiring Fund. At the Closing each party shall deliver to the other such bills of sale, checks, assignments, stock certificates, receipts and other documents as such other party or its counsel may reasonably request to effect the transactions contemplated by this Agreement.

4.           Representations and Warranties

4.1           The Acquired Fund represents and warrants as follows:

4.1.1           The Acquired Fund is duly organized and existing under the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares commonly referred to as a “Massachusetts business trust” and has the power to own all of its properties and assets and, subject to approval of the shareholders of the Acquired Fund, to carry out the Agreement.

4.1.2           The Acquired Fund is a closed-end diversified management investment company duly registered under the Investment Company Act, and such registration is in full force and effect.

4.1.3           The Acquired Fund is not, and the execution, delivery and performance of this Agreement will not result, in violation of any provision of the Declaration of Trust or By-Laws of the Acquired Fund or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which the Acquired Fund is bound.

4.1.4           The Acquired Fund has no material contracts or other commitments (except this Agreement and the obligations to pay the dividends and/or distributions contemplated by paragraph 1.4) that will not be terminated on or prior to the Closing Date without any liability or penalty to the Acquired Fund or the Acquiring Fund.

4.1.5           No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the knowledge of the Acquired Fund, threatened against the Acquired Fund or any of its properties or assets. The Acquired Fund knows of no facts that might form the basis for the institution of such proceedings, and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

4.1.6           The audited Annual Statement of Net Assets, Statement of Operations, Statement of Changes in Net Assets, Financial Highlights and Portfolio of Investments of the Acquired Fund dated May 31, 1999, respectively and for the period then ended (copies of which have been furnished to the Acquiring Fund) have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly, in all material respects, the financial condition of the Acquired Fund as of such date, and there are no known material liabilities of the Acquired Fund (contingent or otherwise) not disclosed therein.

4.1.7           Since May 31, 1999, there has not been any materially adverse change in the Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquiring Fund. For the purposes of this paragraph 4.1.7, a decline in net asset value or net asset value per common share of the Acquired Fund as a result of changes in the value of investments held by the Acquired Fund or a distribution or payment of dividends shall not constitute a materially adverse change.

4.1.8           All federal, state and other tax returns and reports of the Acquired Fund required by law to have been filed or furnished by the date hereof have been filed or furnished, and all federal, state and other taxes, interest and penalties shown as due on said returns and reports have been paid insofar as due, or provision has been made for the payment thereof, and, to the best of the Acquired Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns or reports.

4.1.9           Since it commenced operations, the Acquired Fund has met the requirements of Subchapter M of the Internal Revenue Code for qualification and treatment as a regulated investment company and intends to meet those requirements for the current taxable year.

4.1.10           The authorized capital of the Acquired Fund consists of an unlimited number of common and preferred shares, par value $.01 per share. All issued and outstanding shares of the Acquired Fund are duly and validly issued and outstanding, fully paid and non-assessable, except that shareholders of the Acquired Fund may under certain circumstances be held personally liable for its obligations. All issued and outstanding shares of the Acquired Fund will, at the time of the Closing, be held by the persons and in the amounts set forth in the applicable Shareholder List submitted to the Acquiring Fund in accordance with the provisions of paragraph 3.4. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any shares of the Acquired Fund, nor is there outstanding any security convertible into shares of the Acquired Fund.

4.1.11           At the Closing Date, the Acquired Fund will have good and marketable title to the assets to be transferred to the Acquiring Fund pursuant to paragraph 1.1 and full right, power and authority to sell, assign, transfer and deliver such assets hereunder free of any liens or other encumbrances, and, upon delivery and payment for such assets, the Acquiring Fund will acquire good and marketable title thereto.

4.1.12           The execution, delivery and performance of this Agreement has been duly authorized by the Board of Trustees of the Acquired Fund (including the determinations required by Rule 17a-8(a) under the Investment Company Act) and by all necessary action, other than shareholder approval, on the part of the Acquired Fund, and, subject to shareholder approval, this Agreement constitutes a valid and binding obligation of the Acquired Fund.

4.1.13           The information furnished and to be furnished by the Acquired Fund for use in applications for orders, registration statements, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby is, and shall be, accurate and complete in all material respects and is in compliance, and shall comply, in all material respects with applicable federal securities and other laws and regulations.

4.1.14           On the effective date of the Registration Statement referred to in paragraph 5.5, at the time of the Annual Meeting of the Acquired Fund’s shareholders and on the Closing Date, the Joint Proxy Statement —Prospectus (a) will comply in all material respects with the provisions and regulations of the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “ 1934 Act”), and the Investment Company Act and the rules and regulations thereunder and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this paragraph 4.1.14 shall not apply to statements in or omissions from the Joint Proxy Statement — Prospectus made in reliance upon and in conformity with information furnished by the Acquiring Fund for use therein.

4.1.15           No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act and the Investment Company Act, and such as may be required under state securities laws.

4.1.16           There are no brokers or finder’s fees payable on behalf of the Acquired Fund in connection with the transactions provided for herein.

4.2           The Acquiring Fund represents and warrants as follows:

4.2.1           The Acquiring Fund is a State of Minnesota duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the power to own all of its properties and assets and, subject to approval of the shareholders of the Acquiring Fund, to carry out the Agreement.

4.2.2           The Acquiring Fund is a closed-end diversified management investment company duly registered under the Investment Company Act, and such registration is in full force and effect.

4.2.3           The Acquiring Fund is not, and the execution, delivery and performance of this Agreement will not result, in violation of any provision of the Articles of Incorporation or By-Laws of the Acquiring Fund or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which the Acquiring Fund is bound.

4.2.4           No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the knowledge of the Acquiring Fund, threatened against the Acquiring Fund or any of its properties or assets. The Acquiring Fund knows of no facts that might form the basis for the institution of such proceedings, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

4.2.5           The audited Annual and unaudited Semiannual Statement of Net Assets, Statement of Operations, Statement of Changes in Net Assets, Financial Highlights and Portfolio of Investments of the Acquiring Fund dated October 31, 1998 and April 30, 1999, respectively and for the period then ended (copies of which have been furnished to the Acquired Fund) have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial condition of the Acquiring Fund as of such date, and there are no known material liabilities of the Acquiring Fund (contingent or otherwise) not disclosed therein.

4.2.6           Since April 30, 1999 there has not been any materially adverse change in the Acquiring Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquired Fund. For the purposes of this paragraph 4.2.6, a decline in net asset value or net asset value per Acquiring Fund Common Share as a result of changes in the value of investments held by the Acquiring Fund or a distribution or payment of dividends shall not constitute a materially adverse change.

4.2.7           All federal, state and other tax returns and reports of the Acquiring Fund required by law to have been filed or furnished by the date hereof have been filed or furnished, and all federal, state and other taxes, interest and penalties shown as due on said returns and reports have been paid insofar as due, or provision has been made for the payment thereof, and, to the best of the Acquiring Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns or reports.

4.2.8           Since it commenced operations, the Acquiring Fund has met the requirements of Subchapter M of the Internal Revenue Code for qualification and treatment as a regulated investment company and intends to meet those requirements for the current taxable year.

4.2.9           The authorized capital of the Acquiring Fund consists of 201,000,000 shares consisting of 1,000,000 preferred shares and 200,000,000 common shares. All issued and outstanding Acquiring Fund Common Shares and shares of Acquiring Fund MuniPreferred are, and all Acquiring Fund Common Shares and shares of Acquiring Fund MuniPreferred to be issued in exchange for the net assets of the Acquired Funds pursuant to this Agreement will be when so issued, duly and validly issued and outstanding, fully paid and non-assessable. Except as contemplated by this Agreement, the Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares.

4.2.10           The execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors of the Acquiring Fund (including the determinations required by Rule 17a-8(a) under the Investment Company Act) and by all necessary action, other than shareholder approval, on the part of the Acquiring Fund, and, subject to approval of preferred shareholders, this Agreement constitutes a valid and binding obligation of the Acquiring Fund.

4.2.11           The information furnished and to be furnished by the Acquiring Fund for use in applications for orders, registration statements, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby is, and shall be, accurate and complete in all material respects and is in compliance, and shall comply, in all material respects with applicable federal securities and other laws and regulations.

4.2.12           On the effective date of the Registration Statement, at the time of the Annual Meeting of the Acquiring Fund shareholders and on the Closing Date, the Registration Statement and the Joint Proxy Statement — Prospectus (a) will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the Investment Company Act and the rules and regulations thereunder and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this paragraph 4.2.12 shall not apply to statements in or omissions from the Joint Proxy Statement — Prospectus and the Registration Statement made in reliance upon and in conformity with information furnished by the Acquired Fund for use therein.

4.2.13           No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act and the Investment Company Act, and such as may be required under state securities laws.

4.2.14            There are no brokers’ or finders’ fees payable on behalf of the Acquiring Fund in connection with the transactions provided for herein.

5.           Covenants of the Acquiring Fund and the Acquired Fund

5.1           Except as may otherwise be required by paragraph 1.4, each Fund will operate its respective business in the ordinary course between the date hereof and the Closing Date, it being understood that the ordinary course of business will include declaring and paying customary dividends and other distributions.

5.2           Each Fund will call a shareholders’ meeting to consider and act upon this Agreement and the transactions contemplated herein and to take all other action necessary to obtain approval of the transactions contemplated hereby.

5.3           The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquired Fund’s shares.

5.4           Subject to the provisions of this Agreement, each Fund will take or cause to be taken all action, and will do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.5           Each Fund will prepare and file with the SEC the Joint Proxy Statement Prospectus, and the Acquiring Fund will prepare and file with the SEC a registration statement on Form N-14 relating to the Acquiring Fund Shares to be issued hereunder (together with any amendments thereof and supplements thereto, the “Registration Statement”), in compliance with the 1933 Act, the 1934 Act and the Investment Company Act and the rules and regulations thereunder.

5.6           Each Fund will, from time to time, as and when requested by the other Fund, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action, as the other Fund may deem necessary or desirable in order to (a) vest in and confirm to the Acquiring Fund title to and possession of all the assets of the Acquired Fund to be sold, assigned, transferred and delivered to the Acquiring Fund pursuant to this Agreement, (b) vest in and confirm to the Acquired Fund title to and possession of all the Acquiring Fund Shares to be transferred to the Acquired Fund pursuant to this Agreement, (c) assume all of the Acquired Fund’s liabilities in accordance with this Agreement, and (d) otherwise to carry out the intent and purpose of this Agreement.

5.7           The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the Investment Company Act and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

5.8           The expenses incurred by the Funds in connection with this Agreement and the transactions contemplated hereby shall be paid by the Acquired Fund, whether or not the transactions contemplated hereby are consummated.

6.           Conditions Precedent to Obligations of the Acquired Fund

The obligations of the Acquired Fund to consummate the transactions provided for herein shall, at its election, be subject to the performance by the Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date and the following further conditions.

6.1           All representations and warranties of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

6.2           The Acquiring Fund shall have delivered to the Acquired Fund a certificate executed in its name by the President or a Vice President of the Acquiring Fund, in form and substance satisfactory to the Acquired Fund and dated as of the Closing Date, to the effect that the representations and warranties of the Acquiring Fund in this Agreement are true and correct at and as of the Closing Date except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Acquired Fund shall reasonably request.

6.3           The Acquired Fund shall have received the opinion of Vedder, Price, Kaufman & Kammholz, counsel for the Acquiring Fund, dated as of the closing Date, addressed to the Acquired Fund substantially in the form and to the effect that:

6.3.1           The Acquiring Fund is duly organized and existing under the laws of the State of Minnesota as a corporation;

6.3.2           The Acquiring Fund is registered as a closed-end management company under the 1940 Act;

6.3.3           This Agreement and the reorganization provided for herein and the execution of this Agreement have been duly authorized and approved by all requisite action of the Acquiring Fund and this Agreement has been duly executed and delivered by the Acquiring Fund and (assuming the Agreement is a valid and binding obligation of the other parties thereto) is a valid and binding obligation of the Acquiring Fund, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar law affecting creditors’ rights generally, or by general principals of equity (regardless of whether enforcement is sought in a proceeding at equity or law);

6.3.4           Neither the execution or delivery by the Acquiring Fund of this Agreement nor the consummation by the Acquiring Fund of the transactions contemplated thereby contravene the Acquiring Fund’s Articles of Incorporation, or, to the best of their knowledge, violate any provision of any statute or any published regulation or any judgment or order disclosed to it by the Acquiring Fund as being applicable to the Acquiring Fund;

6.3.5           To the best of their knowledge based solely on the certificate of an appropriate officer of the Acquiring Fund, there is no pending or threatened litigation which would have the effect of prohibiting any material business practice or the acquisition of any material property or the conduct of any material business of the Acquiring Fund or might have a material adverse effect on the value of any assets of the Acquiring Fund;

6.3.6           The Acquiring Fund’s Shares have been duly authorized and upon issuance thereof in accordance with this Agreement will, be validly issued, fully paid and nonassessable;

6.3.7           Except as to financial statements and schedules and other financial and statistical data included or, incorporated by reference therein and subject to usual and customary qualifications with respect to Rule 10b-5 type opinions, as of the effective date of the Registration Statement filed pursuant to the Agreement, the portions thereof pertaining to the Acquiring Fund comply as to form in all material respects with the requirements of the Securities Act, the Securities Exchange Act and the 1940 Act and the rules and regulations of the SEC thereunder and no facts have come to counsel’s attention which would cause them to believe that as of the effectiveness of the portions of the Registration Statement applicable to the Acquiring Fund, the Registration Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

6.3.8           To the best of their knowledge and information and subject to the qualifications set forth below, the execution and delivery by the Acquiring Fund of the Agreement and the consummation of the transactions therein contemplated do not require, under the laws of the States of Minnesota and Illinois or the federal laws of the United States, the consent, approval, authorization, registration, qualification or order of, or filing with, any court or governmental agency or body (except such as have been obtained). Counsel need express no opinion, however, as to any such consent, approval, authorization, registration, qualification, order or filing (a) which may be required as a result of the involvement of other parties to the Agreement in the transactions contemplated by the Agreement because of their legal or regulatory status or because of any other facts specifically pertaining to them; (b) the absence of which does not deprive the Acquired Fund of any material benefit under the Agreement; or (c) which can be readily obtained without significant delay or expense to the Acquired Fund, without loss to the Acquired Fund of any material benefit under the Agreement and without any material adverse effect on the Acquired Fund during the period such consent, approval, authorization, registration, qualification or order was obtained. The foregoing opinion relates only to consents, approvals, authorizations, registrations, qualifications, orders or filings under (a) laws which are specifically referred to in this opinion, (b) laws of the States of Minnesota and Illinois and the federal laws of the United States which, in counsel’s experience, are normally applicable to transactions of the type provided for in the Agreement and (c) court orders and judgments disclosed to counsel by the Acquiring Fund in connection with the opinion. In addition, although counsel need not specifically have considered the possible applicability to the Acquiring Fund of any other laws, orders, or judgments, nothing has come to their attention in connection with their representation of the Acquiring Fund in this transaction that has caused them to conclude that any other consent, approval, authorization, registration, qualification, order or filing is required.

6.3.9           In giving the opinions set forth above, counsel may state that it is relying on certificates of officers of the Acquiring Fund with regard to matters of fact and certain certificates and written statements of government officers with respect to the good standing of the Acquiring Fund and on the opinion of Dorsey & Whitney as to matters of Minnesota law.

7.           Conditions Precedent to Obligations of the Acquiring Fund

The obligations of the Acquiring Fund to consummate the transactions provided for herein with respect to the Acquired Fund shall, at its election, be subject to the performance by the Acquired Fund of all the obligations to be performed by it hereunder on or before the Closing Date and the following further conditions:

7.1           All representations and warranties of the Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

7.2           The Acquired Fund shall have delivered to the Acquiring Fund a certificate executed in its name by the President or Vice President of the Acquired Fund, in form and substance satisfactory to the Acquiring Fund and dated as of the Closing Date, to the effect that the representations and warranties of the Acquired Fund in this Agreement are true and correct at and as of the Closing Date except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Acquiring Fund shall reasonably request.

7.3           The Acquired Fund shall have delivered to the Acquiring Fund on the Closing Date a Statement of Net Assets, which Statement shall be prepared in accordance with generally accepted accounting principles consistently applied, together with a list of its portfolio securities showing the adjusted tax bases and holding periods of such securities as of the Closing Date, certified by the Treasurer of the Acquired Fund.

7.4           On or immediately prior to the Closing Date, the Acquired Fund shall have declared the dividends and/or distributions contemplated by paragraph 1.4.

7.5           The Acquiring Fund shall have received the opinion of Vedder, Price, Kaufman & Kammholz, counsel for the Acquired Fund, dated as of the closing Date, addressed to the Acquiring Fund substantially in the form and to the effect that:

7.5.1           The Acquired Fund is duly organized and existing under the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust;”

7.5.2           The Acquired Fund is registered as closed-end management company under the 1940 Act;

7.5.3           This Agreement and the reorganization provided for herein and the execution of this Agreement have been duly authorized and approved by all requisite action of the Acquired Fund and this Agreement has been duly executed and delivered by the Acquired Fund and (assuming the Agreement is a valid and binding obligation of the other parties thereto) is a valid and binding obligation of the Acquired Fund, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar law affecting creditors’ rights generally, or by general principals of equity (regardless of whether enforcement is sought in a proceeding at equity at law);

7.5.4           Neither the execution or delivery by the Acquired Fund of this Agreement nor the consummation by the Acquired Fund of the transactions contemplated thereby contravene the Acquired Fund’s Declaration of Trust, or, to their knowledge, violate any provision of any statute or any published regulation or any judgment or order disclosed to it by the Acquired Fund as being applicable to the Acquired Fund;

7.5.5           To their knowledge based solely on the certificate of an appropriate officer of the Acquired Fund, there is no pending or threatened litigation involving the Acquired Fund except as disclosed therein;

7.5.6           Except as to financial statements and schedules and other financial and statistical data included or, incorporated by reference therein and subject to usual and customary qualifications with respect to Rule 10b-5 type opinions, as of the effective date of the Registration Statement filed pursuant to the Agreement, the portions thereof pertaining to the Acquired Fund comply as to form in all material respects with the requirements of the Securities Act, the Securities Exchange Act and the 1940 Act and the rules and regulations of the SEC thereunder and no facts have come to counsel’s attention which would cause them to believe that as of the effectiveness of the portions of the Registration Statement applicable to the Acquired Fund, the Registration Statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

7.5.7           To their knowledge and subject to the qualifications set forth below, the execution and delivery by the Acquired Fund of the Agreement and the consummation of the transactions therein contemplated do not require, under the laws of the States of Massachusetts and Illinois or the federal laws of the United States, the consent, approval, authorization, registration, qualification or order of, or filing with, any court or governmental agency or body (except such as have been obtained under the Securities Act, the 1940 Act or the rules and regulations thereunder and any filing in connection with the termination of the Acquired Fund). Counsel need express no opinion, however, as to any such consent, approval, authorization, registration, qualification, order or filing (a) which may be required as a result of the involvement of other parties to the Agreement in the transactions contemplated by the Agreement because of their legal or regulatory status or because of any other facts specifically pertaining to them; (b) the absence of which does not deprive the Acquiring Fund of any material benefit under the Agreement; or (c) which can be readily obtained without significant delay or expense to the Acquiring Fund, without loss to the Acquiring Fund of any material benefit under the Agreement and without any material adverse effect on the Acquiring Fund during the period such consent, approval, authorization, registration, qualification or order was obtained. The foregoing opinion relates only to consents, approvals, authorizations, registrations, qualifications, orders or filings under (a) laws which are specifically referred to in this opinion, (b) laws of the States of Massachusetts and Illinois and the federal laws of the United States which, in counsel’s experience, are normally applicable to transactions of the type provided for in the Agreement and (c) court orders and judgments disclosed to counsel by the Acquired Fund in connection with the opinion. In addition, although counsel need not specifically have considered the possible applicability to the Acquired Fund of any other laws, orders, or judgments, nothing has come to their attention in connection with their representation of the Acquired Fund in this transaction that has caused them to conclude that any other consent, approval, authorization, registration, qualification, order or filing is required.

7.5.8           In giving the opinions set forth above, counsel may state that it is relying on certificates of officers of the Acquired Fund with regard to matters of fact and certain certificates and written statements of government officers with respect to the legal existence of the Acquired Fund and on the opinion of Bingham Dana LLP as to matters of Massachusetts law.

8.	Further Conditions Precedent to Obligations of The Acquiring Fund and the Acquired Fund

The obligations of each Fund hereunder are subject to the further conditions that on or before the Closing Date:

8.1           This Agreement and the transactions contemplated herein shall have been approved by the requisite votes of (a) the Board of Directors of the Acquiring Fund and the Board of Trustees of the Acquired Fund, including as to the determinations required by Rule 17a-8(a) under the Investment Company Act and (b) the holders of the outstanding shares of the Acquiring Fund and the Acquired Fund in accordance with the provisions of the Acquiring Fund’s Articles of Incorporation and By-Laws and the Acquired Fund’s Declaration of Trust and By-Laws and the requirements of the NYSE and AMEX each Fund shall have delivered certified copies of the resolutions evidencing such approvals to the other Fund; and the Acquiring Fund shall have given Bankers Trust Company or its successor, and the Depository Trust Company or its successor, at least five business days notice of such approval.

8.2           On the Closing Date no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

8.3           All consents of other parties and all consents, orders and permits of federal, state and local regulatory authorities (including those of the SEC and of state Blue Sky or securities authorities, including “no-action” positions of such federal or state authorities) deemed necessary by the Acquiring Fund or the Acquired Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or, permit would not involve a risk of a materially adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may waive any part of this condition as to itself.

8.4           The Registration Statement shall have become effective under the 1933 Act, and no stop order suspending the effectiveness thereof shall have been issued, and, to the best knowledge of the Funds no investigation or proceeding under the 1933 Act for that purpose shall have been instituted or be pending, threatened or contemplated.

8.5           The Funds shall have received an opinion of Vedder, Price, Kaufman & Kammholz satisfactory to the Funds and based upon such reasonably requested representations and warranties as requested by counsel, substantially to the effect that, for federal income tax purposes:

8.5.1           The acquisition by the Acquiring Fund of substantially all the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities, if any, followed by the distribution by the Acquired Fund of the Acquiring Fund Shares to the shareholders of the Acquired Fund in exchange for their Acquired Fund shares in complete liquidation of the Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code, and the Acquiring Fund and the Acquired Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code;

8.5.2           The Acquired Fund’s shareholders will recognize no gain or loss upon the exchange of all of their Acquired Fund shares for Acquiring Fund Shares in complete liquidation of the Acquired Fund, except with respect to cash received for a fractional Acquiring Fund Common Share, if any;

8.5.3           No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities, if any, and with respect to the subsequent distribution of those Acquiring Fund Shares to the Acquired Fund shareholders in complete liquidation of the Acquired Fund;

8.5.4           No gain or loss will be recognized by the Acquiring Fund upon the acquisition of substantially all the Acquired Fund’s assets in exchange solely for Acquiring Fund Shares and the assumption of the Acquired Fund’s liabilities, if any;

8.5.5           The basis of the assets acquired by the Acquiring Fund will be, in each instance, the same as the basis of those assets when held by the Acquired Fund immediately before the transfer, and the holding period of such assets acquired by the Acquiring Fund will include the holding period thereof when held by the Acquired Fund;

8.5.6           The basis of the Acquiring Fund Shares to be received by the Acquired Fund’s shareholders upon liquidation of the Acquired Fund will be, in each instance, the same as the basis of the Acquired Fund shares surrendered in exchange therefor, (including any fractional Acquiring Fund Common Share interests to which the shareholder is entitled); and

8.5.7           The holding period of the Acquiring Fund Shares to be received by the Acquired Fund’s shareholders will include the period during which the Acquired Fund shares to be surrendered in exchange therefor were held, provided such Acquired Fund shares were held as capital assets by those shareholders on the date of the exchange.

8.6           The Acquiring Fund shall have obtained written confirmation from both Moody’s Investors Service, Inc. and Standard & Poor’s Corporation that (a) consummation of the transactions contemplated by this Agreement will not impair the “aaa” and AAA ratings, respectively, assigned by such rating agencies to the existing shares of Acquiring Fund MuniPreferred, Series M, Series T, Series T2, Series W, Series TH, Series F and Series F2, and (b) if Acquiring Fund shareholders do not approve an amendment to the Acquiring Fund’s Articles of Incorporation to authorize additional shares of Acquiring Fund MuniPreferred, Series TH, the shares of Acquiring Fund MuniPreferred, Series TH2, to be issued pursuant to paragraph 1.1 will be rated “aaa” or AAA, respectively, by such rating agencies.

9.           Entire Agreement; Survival of Warranties

9.1           This Agreement constitutes the entire agreement between the Funds.

9.2           The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereby.

10.           Termination

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of the Funds:

10.1           By mutual agreement of the Funds;

10.2           By either Fund, if a condition to the obligations of such Fund shall not have been met and it reasonably appears that it will not or cannot be met; or

10.3           By either Fund, if the Closing shall not have occurred on or before October 13, 1999;

In the event of any such termination, there shall be no liability for damages on the part of either Fund (other than the liability of the Funds to pay expenses pursuant to paragraph 5.8) or any Director, Trustee or officer of any Fund.

11.           Amendment

This Agreement may be amended, modified or supplemented only in writing by the parties; provided, however, that following the shareholders’ meetings called by the Funds pursuant to paragraph 5.2, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Common Shares or shares of Acquiring Fund MuniPreferred to be distributed to the Acquired Fund’s shareholders under this Agreement without their further approval and the further approval of the Funds’ Boards of Directors or Trustees (including the determination required by Rule 17a-8(a) under the Investment Company Act), and provided further that nothing contained in this paragraph 11 shall be construed as requiring additional approval to amend this Agreement to change the Closing Date or the Effective Time.

12.          Notices

Any notice, report, demand or other communication required or permitted by any provision of this Agreement shall be in writing and shall be given by hand delivery, prepaid certified mail or overnight delivery service addressed to John Nuveen & Co. Incorporated, 333 West Wacker Drive, Chicago, Illinois 60606, Attention: Gifford R. Zimmerman.

13.          Headings; Counterparts; Governing Law; Assignment

13.1           The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.2           This Agreement may be executed in any number of counterparts, each of which will be deemed an original.

13.3           This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, except for paragraph 13.6 which shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

13.4           This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, and no assignment or transfer hereof or of any rights or obligations hereunder shall be made by either party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

13.5           All persons dealing with the Acquiring Fund must look solely to the property of the Acquiring Fund for the enforcement of any claims against the Acquiring Fund as neither the Directors, officers, agents or shareholders of the Acquiring Fund assume any personal liability for obligations entered into on behalf of the Acquiring Fund.

13.6           Consistent with the Acquired Fund’s Declaration of Trust, notice is hereby given and the parties hereto acknowledge and agree that this instrument is executed on behalf of the Trustees of the Acquired Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders of the Acquired Fund individually but binding only upon the assets and property of the Acquired Fund.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by the President or Vice President of each Fund.

NUVEEN PREMIUM INCOME	NUVEEN WASHINGTON PREMIUM
MUNICIPAL FUND 4, INC	INCOME MUNICIPAL FUND

By: /s/ Gifford R. Zimmerman	By: /s/ Gifford R. Zimmerman
Gifford R. Zimmerman Vice President	Gifford R. Zimmerman Vice President